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                                                                     Exhibit 2.3

                                        LICENSE REFERENCE NUMBER________________

EXECUTION COPY                                          PATENT LICENSE AGREEMENT


      LICENSE AGREEMENT ("Agreement") dated December 30, 2003 ("Agreement Date") between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), and Hifn, Inc., a Delaware corporation ("BUYER").

      WHEREAS, IBM and BUYER have executed concurrently herewith an "Intellectual Property Agreement," and other ancillary agreements identified in the "Asset Purchase Agreement" as the "Operative Agreements" for the purpose of conveying certain assets and licensing certain intellectual property from IBM to BUYER in a divestiture and acquisition transaction relating to Network Processors;

      WHEREAS, the use of such assets and the exercise of such licenses may require a license under IBM patents;

      WHEREAS, IBM has the right to license such patents, and BUYER desires to acquire a nonexclusive license under such patents;

      WHEREAS, BUYER has the right to license its own patents, and IBM desires to acquire a nonexclusive license under such patents;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, IBM and BUYER (each as "Grantee" and "Grantor") agree as follows:

      SECTION 1. DEFINITIONS

1.0 As used herein, the term "Agreement" means this Patent License Agreement. The following terms used in this Agreement shall have the respective meanings assigned in this Agreement unless the context otherwise requires.

1.1 "Information Handling System" shall mean any instrumentality or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.



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1.2 "IHS Product" shall mean an Information Handling System or any instrumentality or aggregate of instrumentalities (including, without limitation, any component, subassembly, computer program or supply) designed for incorporation in an Information Handling System. Any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication (including testing) of an IHS Product shall not be considered to be an IHS Product.

1.3 "Licensed Patents" shall mean either IBM Licensed Patents or BUYER Licensed Patents or both IBM Licensed Patents and BUYER Licensed Patents as the context indicates.

1.4 "Licensed Products" shall mean either IBM Licensed Products or BUYER Licensed Products as the context indicates.

1.5 "IBM Licensed Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations):

(a) issued or issuing on patent applications entitled to an effective filing date prior to the Effective Date ;

(b) which, but for this Agreement, would be infringed by Grantee's having made, using, importing, offering for sale, leasing, licensing, selling and/or otherwise transferring Grantee Licensed Products; and

(c) under which patents or the applications therefor a party hereto or any of its Subsidiaries has as of the Agreement Date, or thereafter obtains, the right to grant licenses to Grantee of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Grantor or its Subsidiaries to third parties (except for payments among Grantor and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by Grantor or any of its Subsidiaries).

Notwithstanding the foregoing, or any other provision of this Agreement or any other Operative Agreement, IBM Licensed Patents shall expressly exclude any claims of patents directed to:

(i) a method or a process for making (including methods of and processes for testing) Semiconductor Products and/or Licensed Products; and/or

(ii) a method or a process for bonding, assembling or testing techniques used in attaching a Semiconductor Device to a Chip Carrier, a Semiconductor Device to a card or a Semiconductor Device and Chip Carrier to a card, and with respect to a method or process for making a Chip Carrier or card; even if such method or process information is contained in information or expressly disclosed by the other items provided to BUYER, including information or other items provided under any


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Operative Agreement. For the purposes of this definition, Semiconductor
Products, Semiconductor Device, and Chip Carrier have the meanings set forth in the Intellectual Property Agreement.

IBM Licensed Patents shall include said patent applications, continuations-in-part of said patent applications, and any patents reissuing on any of the aforesaid patents.

1.6 "BUYER Licensed Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations):

(a) issued or issuing on patent applications entitled to an effective filing date prior to the Effective Date that read on In Scope Products, Licensed Software or Licensed Reference Platforms as defined in the IPA and any patents issued or issuing on patent applications on derivative works created in completing the NP4GX as defined in the IPA ;

(b) which, but for this Agreement, would be infringed by Grantee's making, having made, using, importing, offering for sale, leasing, licensing, selling and/or otherwise transferring Grantee Licensed Products; and

(c) under which patents or the applications therefor a party hereto or any of its Subsidiaries has as of the Agreement Date, or thereafter obtains, the right to grant licenses to Grantee of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Grantor or its Subsidiaries to third parties (except for payments among Grantor and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by Grantor or any of its Subsidiaries).

BUYER Licensed Patents shall include said patent applications, continuations-in-part of said patent applications, and any patents reissuing on any of the aforesaid patents.

1.7 "IBM Licensed Products" shall mean IHS Products.

1.8 "BUYER Licensed Products" shall mean In Scope Products as of the Effective Date of this transaction.

1.9 "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation,


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      company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.10 "Closing" and "Closing Date" shall have the meanings set forth in the Asset Purchase Agreement.

1.11 "Assigned Product Copyrights", "Assigned Product Know-how", "Licensed Product Copyrights", "Chip Carrier", "Semiconductor Device", "Semiconductor Material", "In Scope Product" and "Licensed Product Know-how" shall have the meanings set forth in the Intellectual Property Agreement.

1.12 "Derivative Work" shall mean a work which is based upon one or more preexisting works, including, but not limited to, a revision, modification, translation, abridgement, condensation, expansion or any other form which such preexisting work may be recast, transformed or adapted.

1.13 "Effective Date" shall mean Closing Date as identified in the Asset Purchase Agreement.


      SECTION 2. GRANTS OF RIGHTS

2.1 IBM as Grantor on behalf of itself and its Subsidiaries grants to the BUYER, as Grantee, a nonexclusive, and worldwide license under Grantor's Licensed
Patents:

(a) to use, import, offer for sale, lease, license, sell and/or otherwise transfer Grantee Licensed Products; and

(b) to have Grantee Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Grantee only when the conditions set forth in Section 2.3 are met.

A particular Licensed Product shall be licensed under only those claims of Grantor's Licensed Patents which, but for the license granted herein, would have been infringed (including contributory infringement) if Grantee had Grantee Licensed Products made by another manufacturer, used, imported, offered for sale, leased, sold and/or otherwise transferred such product in the country where such Licensed Patents exist.



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2.2 BUYER as Grantor on behalf of itself and its Subsidiaries grants to IBM, as
Grantee, a nonexclusive, and worldwide license under Grantor's Licensed Patents:

(a) to make, use, import, offer for sale, lease, license, sell and/or otherwise transfer Grantee Licensed Products; and

(b) to have Grantee Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Grantee only when the conditions set forth in Section 2.3 are met.

A particular Licensed Product shall be licensed under only those claims of Grantor's Licensed Patents which, but for the license granted herein, would have been infringed (including contributory infringement) if Grantee had made, used, imported, offered for sale, leased, sold and/or otherwise transferred such product in the country where such Licensed Patents exist.

2.3 The licenses granted in Sections 2.1(b) and 2.2(b) to Grantee to have products made by another manufacturer:

(a)   shall only apply to products sold to Grantee after the Agreement Date;

(b) shall only apply when the specifications for such Grantee's Licensed Products were created by Grantee (either solely or jointly with one or more third parties);

(c) shall only be under claims of Grantor's Licensed Patents, the infringement of which would be necessitated by compliance with such specifications;

(d) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to Grantee's furnishing of said specifications; and

Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Products under the license granted to Grantee in this section when the conditions specified in this
Section 2.3 are fulfilled.

2.4 IBM, as Grantor, on behalf of itself and its Subsidiaries grants to the BUYER, as Grantee, a nonexclusive and worldwide license under Grantor's Licensed
Patents:

(a) to make, use, import, offer for sale, lease, license, sell and/or otherwise transfer Licensed Reference Platforms in support of BUYER Licensed Products; and

(b) to have Licensed Reference Platforms made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Grantee only when the conditions set forth in Section 2.5 are met.

A particular Licensed Reference Platform shall be licensed under only those claims of Grantor's Licensed Patents which, but for the license granted herein, would have been infringed (including contributory infringement) if Grantee had made, used, imported,


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offered for sale, leased, sold and/or otherwise transferred such platform in the country where such Licensed Patents exist.

2.5 The license granted in Section 2.4(b) to Grantee to have Licensed Reference Platforms made by another manufacturer:

(a) shall only apply to Licensed Reference Platforms sold to Grantee after the Agreement Date;

(b) shall only apply when the specifications for such Grantee's Licensed Reference Platforms were created by Grantee (either solely or jointly with one or more third parties);

(c) shall only be under claims of Grantor's Licensed Patents, the infringement of which would be necessitated by compliance with such specifications;

(d) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to Grantee's furnishing of said specifications; and

Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Products under the license granted to Grantee in this section when the conditions specified in this
Section 2.5 are fulfilled.

2.6 IBM, as Grantor, on behalf of itself and its Subsidiaries grants to the BUYER, as Grantee, a nonexclusive and worldwide license under Grantor's Licensed
Patents:

(a) to make, use, import, offer for sale, lease, license, sell and/or otherwise transfer the Licensed Software in support of BUYER Licensed Products.

(b) to have Licensed Software made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Grantee only when the conditions set forth in Section 2.7 are met.

A particular instance of the Licensed Software shall be licensed under only those claims of Grantor's Licensed Patents which, but for the license granted herein, would have been infringed (including contributory infringement) if Grantee had made, used, imported, offered for sale, leased, sold and/or otherwise transferred such instance in the country where such Licensed Patents exist.

2.7 The license granted in Section 2.6(b) to Grantee to have Licensed Software made by another manufacturer:

(a)   shall only apply to products sold to Grantee after the Agreement Date;

(b) shall only apply when the specifications for such Grantee's Licensed Software were created by Grantee (either solely or jointly with one or more third parties);



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(c)   shall only be under claims of Grantor's Licensed Patents, the infringement of which would be necessitated by compliance with such specifications;

(d) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said other manufacturer prior to Grantee's furnishing of said specifications; and

Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Software under the license granted to Grantee in this section when the conditions specified in this
Section 2.7 are fulfilled.

2.8 Except as expressly provided herein, no license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination.

2.9 Subject to Section 2.10, the licenses granted herein shall include the right of each party to grant sublicenses to its Subsidiaries existing on or after the Agreement Date, which sublicenses may include the right of sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.


2.10 A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)   the date such Subsidiary ceases to be a Subsidiary; and

(b) the date of termination or expiration of the license of the party or Subsidiary that granted the sublicense. If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.11 In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be of the broadest scope which said party or any of its Subsidiaries has the right to grant within the scope set forth above.

2.12 If, after the Agreement Date, a party or any of its Subsidiaries ("Acquiring Party") either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, immediately prior to the date of acquisition, licensed


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by the other party ("Licensor") under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured by said entity or through the use of said assets, provided that such royalties or other payments shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same Licensed Products before the acquisition.

2.13 BUYER grants to SELLER, the right to obtain a license to make, use, import, offer to sell, sell and otherwise transfer any IHS Product. Said license shall be at a rate of one percent (1%) per patent up to a maximum of five percent (5%) and under terms no less favorable than those granted to BUYER herein. Said right shall be with respect to any patent issued or issuing on patent applications entitled to an effective filing date on or before the Effective Date under which BUYER or any of its Subsidiaries has the right to grant licenses to unaffiliated third parties and any issued patent that results from any derivative work created pursuant to the rights granted in Section 4.3 of IPA.

      SECTION 3. PAYMENT

3.1 The license rights granted by BUYER to IBM shall be considered fully paid up by IBM upon execution of this Agreement. The license rights granted by IBM to BUYER shall be considered fully paid up by BUYER upon payment by BUYER to IBM of all amounts due under the IPA.


      SECTION 4. TERM OF AGREEMENT; ACQUISITION OF A PARTY

4.1 The term of the licenses granted under this Agreement shall be from the Effective Date until the expiration of the last to expire of the Licensed Patent Claims, unless earlier terminated under the provisions of this Agreement. For the avoidance of doubt however, unless there is a Closing, this Agreement shall be null and void ab initio and have no effect.

4.2 IBM shall have the right to terminate the license and any other rights granted to BUYER under this Agreement if: (i) IBM terminates any of the licenses granted to BUYER under the Intellectual Property Agreement, or by BUYER's failure to make any payment due under the Intellectual Property Agreement. IBM's termination of BUYER's license or rights under this Agreement shall be effective upon written notice.



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4.2 If one party (the "Acquired Party") is acquired by a third party, becoming a
Subsidiary of such third party:

(a) the Acquired Party shall promptly give notice of such acquisition to the other party; and

(b) the license granted to the Acquired Party and all sublicenses (if any) granted to the Acquired Party's remaining Subsidiaries shall automatically become limited to only products identical ("identical" products do not include improvements, enhancements, substitutions, extensions, new releases, new versions, or follow-ons) with those manufactured and marketed by said Acquired Party (or, in the case of a Subsidiary, by such Subsidiary) within the licenses granted in this Agreement (or in such sublicense) prior to such acquisition.

4.3 If one party (the "Acquired Party") is acquired by a third party such that it is no longer a separate legal entity, the license granted to the Acquired Party shall terminate as of the date of acquisition.

      If the third party is licensed under one or more of the other party's Licensed Patents in a field within the scope of the Acquired Party's Licensed Product field, then to the extent that the license agreement between the third party and the other party requires that all remaining payments due under this Agreement, if any, shall be payable by the third party, then the payment obligations in this Agreement shall continue to survive.

      SECTION 5. MEANS OF COMMUNICATION

5.1 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses and shall be effective upon mailing:

For IBM:                              For BUYER:
Director of Licensing                 Licensing & Contracts Administrator
IBM Corporation                       750 University Ave, Suite 200
North Castle Drive, MD-NC119          Los Gatos, CA 95032-7697
Armonk, NY  10504-1785                United States of America
United States of America
Facsimile: (914) 765-4380             (408) 399-3501

5.2 A License Reference Number will be assigned to our agreement upon execution. This number should be included in all communications including wire transfer payments, royalty reports, tax credit certificates, letters, faxes and E-Mail messages.


      SECTION 6. MISCELLANEOUS



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6.1 Neither party shall assign or grant any right under any of its Licensed
Patents unless such assignment or grant is made subject to the terms of this Agreement.

6.2 Neither party shall assign any of its rights (other than the right to receive payments) or delegate any of its obligations under this Agreement. Any attempt to do so shall be void. However, a party which undergoes reorganization may assign such rights and delegate such obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

6.3 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

6.4 Each party represents and warrants that it has the full right and power to grant the license set forth in Sections 2. Neither party makes any other representation or warranty, express or implied, nor shall either party have any liability in respect of any infringement of patents or other rights of third parties due to the other party's operation under the license herein granted.

6.5 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than the Licensed Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Licensed Patents) except as specifically provided herein.

6.6 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patents. Neither party, nor any of its Subsidiaries, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

6.7 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and other rights granted hereunder. If such licenses or other rights under said patent or


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patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.

6.8 If a third party has the right to grant licenses under a patent to a party hereto (as a "Licensee") with the consent of the other party hereto, said other party shall provide said third party with any consent required to enable said third party to license said Licensee on whatever terms such third party may deem appropriate. Each party hereby waives any right it may have to receive royalties or other consideration from said third party as a result of said third party's so licensing said Licensee within the scope of the licenses granted under
Section 2 of this Agreement.

6.9 This Agreement shall not be binding upon the parties until it has been signed herein below by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that IBM may amend Section 6.1 and either party may amend its address in Section 6.2 by written notice to the other party.

6.10 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

6.11 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, USA, as such law applies to contracts signed and fully performed in New York.

6.12 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.13 Until December 30, 2008, each party agrees not to disclose the terms of this Agreement to any third party (other than its Subsidiaries) without the prior written consent of the other party. This obligation is subject to the following exceptions:

      (i) disclosure is permissible if required by government or court order, provided the party required to


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            disclose first gives the other prior written notice to enable it to seek a protective order;

      (ii)  disclosure is permissible if otherwise required by law;

      (iii) disclosure is permissible if required to enforce rights under this Agreement;

      (iv) each party may use similar terms and conditions in other agreements; and

      (v) each party may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers of such party.



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This Agreement embodies the entire understanding of the parties with respect to the Licensed Patents, and replaces any prior oral or written communications between them.

Agreed to:                                      Agreed to:

Hifn, Inc.                                      INTERNATIONAL BUSINESS
                                                MACHINES CORPORATION

By: /s/ Chris Kenber                            By: /s/ Gerald Rosenthal
    --------------------------                      --------------------
Name: Chris Kenber                              Name: Gerald Rosenthal
Title: Chief Executive Officer                  Title: Vice President
Date: December 30, 2003                         Date: December 30, 2003


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